Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated March 11, 2008, with respect to the consolidated financial statements of The Davey Tree Expert Company, and the effectiveness of internal control over financial reporting of The Davey Tree Expert Company included in this Annual Report (Form 10-K) for the year ended December 31, 2007, in the following Registration Statements:

Registration
Number	Description of Registration Statement

33-59347	The Davey Tree Expert Company 1994 Omnibus Stock Plan – Form S-8

333-24155	The Davey 401KSOP and ESOP – Form S-8

333-123767	The Davey Tree Expert Company 2004 Omnibus Stock Plan – Form S-8

/s/ Ernst & Young LLP

Akron, Ohio
March 11, 2008